Exhibit 99.4

CONSENT OF KEVIN PATRICK MCDERMOTT

In connection with the filing by FG Merger Corp. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors for FG Merger Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 15, 2023	Kevin Patrick McDermott

/s/ Kevin Patrick McDermott
Signature